UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2010

Kellogg Company

(Exact name of registrant as specified in its charter)

Delaware	1-4171	38-0710690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kellogg Square

Battle Creek, Michigan 49016-3599

(Address of principal executive offices, including zip code)

(269) 961-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Tim Mobsby, European Chairman of Kellogg Company (“Kellogg” or the “Company”) and a named executive officer, announced his intention to retire from Kellogg effective as of December 31, 2010 after 28 years of service to the Company.

After his retirement and pursuant to the terms of a consulting agreement, Mr. Mobsby will provide consulting services to the Company on an exclusive basis with respect to marketing and business development matters from time to time for a period up to eighteen months.

The Company will pay Mr. Mobsby at a rate of €3,430 per day that he provides consulting services (with a total amount of €1,100,000 expected to be paid under the agreement). The daily rate is based on his most recent base salary and target bonus on a per diem basis.

A copy of the consulting agreement between Mr. Mobsby and Kellogg is attached hereto as Exhibit 10.1 and is incorporated herein by reference, and the foregoing summary of its terms and conditions is qualified in its entirety by reference thereto.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1	Consulting Agreement, dated January 3, 2011, between Tim Mobsby and Kellogg

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLOGG COMPANY

Date: January 6, 2011	/s/ Gary H. Pilnick
Name: Gary H. Pilnick
Title: Senior Vice President, General Counsel, Corporate Development and Secretary

EXHIBIT INDEX

Exhibit 10.1	Consulting Agreement, dated January 3, 2011, between Tim Mobsby and Kellogg